Exhibit 99.2

Philip Morris International Inc.

2011 Full-Year and Fourth-Quarter Results Conference Call

February 9, 2012

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2011 full-year and fourth-quarter results. You may access the release on our web site at www.pmi.com.

(SLIDE 2.)

During our call today, we will be talking about results for the full-year or fourth-quarter 2011 and comparing them with the same period in 2010 unless otherwise stated. References to volumes are for PMI shipments. Industry volume and market shares are the latest data available from a number of sources. Organic volume refers to volume excluding acquisitions, which, for the purposes of this presentation, also includes our business combination with Fortune Tobacco Corporation in the Philippines. Net revenues exclude excise taxes. Operating Companies Income, or “OCI”, is defined as operating income before general corporate expenses and the amortization of intangibles.

You will find data tables showing how we made adjustments to net revenues and OCI, for currency, acquisitions, asset impairment, exit and other costs, free cash flow calculations, and adjustments to earnings per share, or “EPS”, as well as reconciliations to U.S. GAAP measures, at the end of today’s webcast slides, which are posted on our web site.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections.

It’s now my pleasure to introduce Louis Camilleri, Chairman and Chief Executive Officer, and Hermann Waldemer, Chief Financial Officer, who will join Louis for the question and answer period.

Louis.

LOUIS CAMILLERI

(SLIDE 4.)

Thank you Nick, and good afternoon ladies and gentlemen.

2011 was a superb year for Philip Morris International.

We returned to organic volume growth, thanks notably to our strong performance in Indonesia and, in particular, Japan, where we benefited from our excellent execution in response to the tragic events there last March.

We achieved global share growth for the fourth consecutive year, driven by our superior brand portfolio. Our solid volume performance, strong pricing, and significant productivity savings led to record profitability.

Finally, and perhaps most importantly, we continued to generate strong cash flow, which enabled us to provide generous returns to our shareholders.

(SLIDE 5.)

In the fourth quarter of 2011, we increased net revenues and adjusted OCI, excluding currency and acquisitions, by 8.2% and 7.0%, respectively, and grew our adjusted diluted EPS, excluding currency, by 13.4%.

The growth in adjusted OCI, excluding currency and acquisitions, was driven by higher pricing, particularly in the EEMA and EU Regions, and favorable volume/mix, principally in Asia, partly offset by higher costs, reflecting increased marketing investment in several important markets, such as Germany, Japan and Russia.

In the Asia Region, adjusted OCI, excluding currency and acquisitions, was up by an impressive 22.6% in the quarter, driven by strong growth in Australia, Indonesia, Japan, Korea and the Philippines, and by a robust 10.5% on the same basis in the EEMA Region. These increases more than compensated for declines in our other two Regions.

In the EU Region, adjusted OCI excluding currency was down 4.3%, adversely impacted by unfavorable volume/mix, notably in Italy and Spain. In addition, we increased our marketing investments substantially in the quarter behind a new Marlboro marketing campaign in Germany, Marlboro Beyond capsule product launches in France and Switzerland, and the launch of Marlboro Core Flavor in Spain.

In the Latin America & Canada Region, unfavorable volume/mix, primarily volume in Mexico, and higher expenditures contributed to a 6.3% decline in the quarter in adjusted OCI, excluding currency and acquisitions.

On a full-year basis, net revenues and adjusted OCI, excluding currency and acquisitions, rose by 9.2% and 14.0%, respectively, and the growth of our adjusted diluted EPS, excluding currency, was an outstanding 21.2%.

(SLIDE 6.)

In recent months, the Euro has weakened, mainly due to the sovereign debt issues in Europe, and several emerging market currencies have also depreciated against the US Dollar. At prevailing exchange rates, we forecast a currency headwind of approximately 10 cents per share this year, with the largest impact expected to come in the second and third quarters. I would like to stress that this would simply bring us back about half way to the currency levels generally prevalent in 2010, as we benefited from a 19 cents per share currency favorability in 2011.

(SLIDE 7.)

We have excellent business momentum going into 2012, which will enable us to fully compensate for the EPS hurdle of 10 cents related to the exceptional circumstances in Japan in 2011. The comparison for Japan will of course be especially difficult in the second quarter of this year.

For the full-year 2012, we are forecasting reported diluted EPS guidance, at prevailing exchange rates, to be in a range of $5.25 to $5.35, compared to $4.85 in 2011.

Excluding the currency headwind, this new guidance range represents a growth rate of approximately 10% to 12%, compared to adjusted diluted EPS of $4.88 in 2011.

Thus, I am delighted to reconfirm that we expect to achieve results in 2012 that will again meet our mid to long-term currency-neutral annual growth targets, this despite the Japan hurdle I just mentioned.

(SLIDE 8.)

Our continued strong business results have generated tremendous and growing amounts of cash. Our free cash flow has grown at a double-digit compound annual growth rate since 2008 to reach $9.6 billion in 2011, despite sizeable contributions of more than $500 million into our main employee pension funds last year. We expect continued cash flow growth in the years ahead, which will enable us to provide our shareholders with generous returns.

(SLIDE 9.)

We initiated our current $12 billion, three-year share repurchase program in May 2010. At the end of 2011, we had $3.6 billion left under this authorization and we expect to complete our current program well ahead of schedule. We plan to spend $6 billion in total on share repurchases during 2012.

(SLIDE 10.)

We are confident in our future as the key drivers of our strong 2011 performance are expected to remain in place in 2012. These are a manageable excise tax environment, stable industry volume trends, our superior brand portfolio, our market share growth, a favorable pricing environment, limited input cost increases and strong productivity gains.

(SLIDE 11.)

The threat of disruptive excise taxes has always been a concern. However, most governments appear to have understood that large disruptive excise tax increases usually do not generate the targeted increase in government revenues, nor are they sustainable. Consequently, there have been no excise tax increases implemented or announced so far this year that we would deem to be extreme in any of our key markets, despite large government budget deficits in numerous countries. On the contrary, we are witnessing a more reasonable approach, both in terms of incidence and the structure of excise taxes, most notably in the EU, as governments are keen to secure sustainable revenue streams from tobacco taxation. Several countries in Europe are most likely to increase general VAT rates this year, but overall we believe that such increases should be manageable.

(SLIDE 12.)

We anticipate that cigarette industry volume trends will remain similar to those prevalent in 2011. We see further volume growth opportunities in non-OECD markets where the adult smoking population is expanding and where the economy is vibrant, most notably in Asia and the Middle East. The industry volume decline in the largest OECD markets and in Eastern Europe is expected to be moderate. The one area of significant concern remains Southern Europe, where unemployment remains notoriously high and is still rising.

We expect PMI’s organic cigarette volume performance in 2012 to be relatively flat, despite the hurdle we face in Japan. This is better than the five-year total industry volume trend, excluding China, that we forecasted in November last year.

(SLIDE 13.)

Our superior geographic footprint and brand portfolio are driving our share growth momentum. We expect to outperform the industry again in 2012. In 2011, we gained 1.2 share points in our top 30 OCI markets to reach a level of 36.3%. We generated particularly strong market share gains in OECD markets, driven by Germany, Japan, Korea and Turkey, and increased market shares in a number of important non-OECD markets, such as Indonesia and Russia.

(SLIDE 14.)

Every single one of our top ten brands realized volume gains in 2011, whether sold in the premium, mid or low-price segment or whether international or local. The strength of our portfolio is underscored by the fact that these top ten brands accounted for approximately 75% of our worldwide volume last year.

(SLIDE 15.)

Marlboro continues to steadily gain market share on a global basis, driven by its strong performance in the Asia and EEMA Regions, which has more than offset the pressure on the premium segment in Western Europe. This growth has been propelled by the new architecture, the launch of consumer-relevant line extensions, and enhanced consumer engagement.

(SLIDE 16.)

Parliament, which has a luxury positioning and is sold at an above premium price, performed exceptionally well, with an increase in shipment volume of 12.1% for the year, and 18.7% in the fourth quarter alone. In 2011, Parliament’s share grew in its five major markets of Kazakhstan, Korea, Russia, Turkey and Ukraine.

(SLIDE 17.)

L&M, our second largest brand, grew by 1.7% to reach 90 billion units in 2011. This was achieved through continued market share gains in the EU Region, most notably in Germany, where the brand grew by 1.1 points to reach a market share of 10.4%. Importantly, as the year unfolded, we were able to stabilize the brand’s share in the EEMA Region, and particularly in Russia where it has been under pressure for the past few years.

(SLIDE 18.)

Overall, we achieved a favorable OCI volume/mix variance of $422 million in 2011. This represents an improvement of $1.1 billion compared to 2010.

(SLIDE 19.)

In 2011, our pricing variance reached $1.9 billion, half of which came from the Asia Region, well above the $1.6 billion average achieved over the previous three years. The favorable pricing environment is expected to continue to be a key driver of our growth in 2012. Since the beginning of the year, we have announced or implemented price increases notably in Germany, Indonesia, Mexico, Russia, and most recently in Korea. In fact, we have already in place price increases which cumulatively account for some 70% of the pricing variance included in our 2012 EPS guidance.

(SLIDE 20.)

Adjusted OCI margins improved further in 2011 to reach 44.2%, excluding currency and acquisitions, driven by higher prices, the positive impact of geographic mix, particularly from Japan, and productivity savings, which surpassed our $250 million target. At the same time, we made significant investments in business infrastructure in Russia, as well as in our brands in Japan and other markets, notably behind the successful launch of consumer-relevant line extensions.

(SLIDE 21.)

Going forward, we forecast moderate increases in tobacco leaf prices and direct materials costs broadly in line with inflation, with the exception of higher costs relating to the imposition of reduced cigarette ignition propensity, or “RCIP”, paper in Europe. We are targeting a further $300 million in pre-tax productivity savings in 2012, predominantly derived from manufacturing and supply chain initiatives.

(SLIDE 22.)

We continue to transform a considerably higher proportion of our growing net revenues into free cash flow than our consumer products and tobacco industry peers.

(SLIDE 23.)

Our strong and growing cash flow fuels an attractive dividend and share repurchase program. We have increased our dividend by 67.4% since 2008 and repurchased nearly 20% of our shares outstanding at the time of the spin.

(SLIDE 24.)

In 2011, we outperformed every company in the Dow Jones Industrial Average in terms of shareholder returns and share price appreciation, with gains of 39.8% and 34.1%, respectively.

Over the period March 28, 2008 through the end of December 2011, we have returned approximately $37 billion to our shareholders in the form of dividends and share repurchases, or nearly 30% of our current market capitalization.

While the economic environment, particularly in Southern Europe, remains fragile and continued currency volatility is an obvious concern, we remain optimistic that our growth prospects are sound, despite the comparison to what was a banner year for PMI.

(SLIDE 25.)

Thank you. Hermann and I will now be happy to answer your questions.